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                                                                   Exhibit 99.2


                 [LETTERHEAD OF METROMEDIA INTERNATIONAL GROUP]


FOR IMMEDIATE RELEASE

                         METROMEDIA INTERNATIONAL GROUP
                      CLOSES ON THE SALE OF SNAPPER ASSETS



NEW YORK, NOVEMBER 27, 2002--Metromedia International Group, Inc. (the Company) (AMEX:MMG), the owner of various interests in communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced that it has completed the sale of substantially all of the assets and certain liabilities of the Company's wholly-owned subsidiary, Snapper, Inc. (Snapper) to Simplicity Manufacturing, Inc. (Simplicity).

Snapper, Inc. manufactures premium-priced power lawnmowers, garden tillers, snow throwers, utility vehicles and related parts and accessories.

The sale, which called for a gross purchase price of $73.3 million, is subject to a dollar for dollar adjustment based on the post closing balance sheet amount by which the net purchased assets at closing is greater or less than the net purchased assets of $76.2 million at December 31, 2001. Using the audited September 30, 2002 balance sheet of Snapper, the adjusted purchase price is estimated to be $55.8 million.

The Company has received net cash proceeds of approximately $15.8 million, after the repayment of the Snapper bank debt facility, which has increased since the Company's previous press release, and the satisfaction of various employee severance obligations.

The transaction is subject to a post-closing audit process and therefore the financial terms of this transaction are subject to adjustment.

In making the announcement, Carl Brazell, Chairman, President and Chief Executive Officer of MMG, commented, "We are pleased to have consummated the sale of Snapper as it has been an initiative that the Company has been aggressively pursuing. The transaction provides the Company with reasonable and adequate value for the Snapper business assets and is consistent with our program of pursuing assets sales that result in improvements to the capital structure of the Company."




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METROMEDIA INTERNATIONAL REPORTS, 11/27/02                                Page 2


About Metromedia International Group


Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.


CONTACT:
Metromedia International Group, Inc., New York
Investor Relations:
Ernie Pyle, 212/527-3800